Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 5, 2026
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 1st QUARTER 2026.

Columbus, Ohio – May 5, 2026 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Highlights

•
Net income was $5.0 million ($0.77 per diluted common share) for Q1 2026, which represents a 13% increase over Q1 2025.
•
Pre-provision, pre-tax net revenue (PPNR) for Q1 2026 was $6.5 million, which represents a 5.4%increase over Q1 2025.
•
Return on Average Equity (ROE) was 10.74% for Q1 2026, while Return on Average Assets (ROA) was 0.97%.
•
Net Interest Margin (NIM) increased 5bps for Q1 2026 when compared to Q1 2025.
•
Cost of Funds declined 34bps when compared to Q1 2025 and declined 15bps when compared to Q4 2025.
•
Noninterest income increased $281,000, or 23% when compared to Q1 2025. This was driven by a $172,000 (26%) increase in Customer Fees, including Treasury Management products and services.
•
Core Commercial Net Loan Growth totaled $45 million in Q1, which was net of $100 million of payoffs and amortization. This represents an annualized growth rate of 15%.
•
Book value per common share increased to $28.20 as of March 31, 2026.
•
CFBank’s capital position remains strong with a Tier 1 Leverage ratio of 11.76% and a Total Capital Ratio of 15.15%.

Recent Developments

•
On April 1, 2026, the Company’s Board of Directors declared a cash dividend of $0.09 per share on its Common Stock and a corresponding cash dividend of $9.00 per share on its Series D Preferred Stock. The dividend was paid on April 21, 2026 to shareholders of record as of the close of business on April 13, 2026.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented “Our Q1 earnings totaled $5.0 million. Earnings for the first quarter of 2026 were impacted by the timing of commercial loan fundings and loan payoffs. Net core commercial loan growth for the first quarter totaled $45 million, representing an annualized core commercial loan growth rate of 15%.

Commercial loan payoffs occurred early in, and steadily throughout, the quarter, while heavier loan fundings and net loan growth were concentrated in the final ten days of Q1. This timing dynamic of loan fundings, combined with elevated loan payoffs, impacted average loans outstanding during the quarter and resulted in lower interest income. We expect to see the interest income benefit of Q1 net loan growth beginning in the second quarter.

Commercial loan and deposit pipelines remain strong, underscoring our expectations for continued solid growth within the Commercial Bank. Scaling the Commercial Bank remains a top strategic objective. Recent loan fundings also include adding new full C&I banking relationships. Another key strategic objective is improving overall loan mix and diversification.

Our expanded CF Commercial Banking teams continue to demonstrate our ability to compete effectively with regional banks and other larger competitors to win high-quality banking relationships.

In addition to our focus on commercial loan and deposit growth, initiatives are underway to increase fee based (non‑interest) income. Q1 results reflected a 23% increase in overall non-interest income when compared to Q1 2025. These initiatives include expanding residential mortgage salable loan volumes, increasing treasury management service fees, and utilizing interest rate swaps to grow non‑interest fee income. Going forward, we expect to see increasing earnings lift from our focused investment from these fee‑generating business activities.

NIM expanded modestly when compared to Q1 2025, while overcoming pressures from large Deposit Clients to receive greater Interest Income.

Overall business opportunities and pipelines remain robust. Our investment in increasing the depth of our regional market teams across Columbus, Cleveland, Cincinnati, and Indianapolis is paying off. We are attracting additional proven Business developers and proven Rainmakers.

With loan payoffs expected to decline in subsequent quarters, coupled with expected increases in deal flow driven by expanded production capacity from our deepened regional teams, we believe the table is set to add greater size and scale moving forward.”

Robert E. Hoeweler, Chairman of the Board, added “We believe our Bank is particularly well positioned to leverage the strength of our Commercial Banking Team & Franchise to achieve scalable growth.”

Overview of Results

Net income for the three months ended March 31, 2026 totaled $5.0 million (or $0.77 per diluted common share) compared to net income of $5.7 million (or $0.88 per diluted common share) for the three months ended December 31, 2025 and net income of $4.4 million (or $0.68 per diluted common share) for the three months ended March 31, 2025. PPNR for the three months ended March 31, 2026 was $6.5 million compared to PPNR of $8.0 million for the three months ended December 31, 2025 and PPNR of $6.2 million for the three months ended March 31, 2025.

Net Interest Income and Net Interest Margin

Net interest income totaled $13.3 million for the quarter ended March 31, 2026 and decreased $1.0 million, or 7.0%, compared to $14.3 million for the prior quarter, and increased $411,000, or 3.2%, compared to $12.9 million for the first quarter of 2025.

The decrease in net interest income compared to the prior quarter was primarily due to a $1.9 million, or 6.4%, decrease in interest income, partially offset by a $934,000 decrease in interest expense. The decrease in interest income was primarily attributed to a 31bps decrease in the average yield on interest-earning assets, coupled with a $26.6 million, or 1.3%, decrease in average interest-earning assets outstanding. During the quarter ended March 31, 2026, we placed a $5.0 million loan on nonaccrual status. The reversal of accrued interest on this loan resulted in a $528,000 decline in interest income during the quarter and a corresponding 11bps decline in NIM and the average yield on loans. This loan is a non-core (non-customer) commercial loan. The decrease in interest expense when compared to the prior quarter was attributed to a 27bps decrease in the average rate on interest-bearing liabilities. The net interest margin of 2.69% for the quarter ended March 31, 2026 decreased 16bps compared to the net interest margin of 2.85% for the prior quarter.

The increase in net interest income compared to the first quarter of 2025 was primarily due to a $1.5 million, or 9.1%, decrease in interest expense, partially offset by a $1.1 million, or 3.7%, decrease in interest income. The decrease in interest expense was primarily attributed to a 50bps decrease in the average rate on interest-bearing liabilities, partially offset by a $56.6 million, or 3.6%, increase in average interest-bearing liabilities. The decrease in interest income was primarily attributed to a 30bps decrease in the average yield on interest-earning assets, partially offset by a $28.3 million, or 1.5%, increase in average interest-earning assets outstanding. As previously stated, during the quarter ended March 31, 2026, we placed a $5.0 million loan on nonaccrual status, which resulted in a $528,000 decline in interest income during the quarter and a corresponding 11bps decline in NIM and the average yield on loans. The net interest margin of 2.69% for the quarter ended March 31, 2026 increased 5bps compared to the net interest margin of 2.64% for the first quarter of 2025.

Noninterest Income

Noninterest income for the three months ended March 31, 2026 totaled $1.5 million and increased $64,000, or 4.5%, compared to $1.4 million for the prior quarter.

Noninterest income for the three months ended March 31, 2026 increased $281,000, or 23.3%, compared to $1.2 million for the three months ended March 31, 2025. The increase was primarily related to a $172,000 increase in service charges on deposit accounts.

The following table represents the notional amount of loans sold during the three months ended March 31, 2026, December 31, 2025, and March 31, 2025 (in thousands).

	Three Months ended
	March 31, 2026	December 31, 2025	March 31, 2025
Notional amount of loans sold	$13,481	$14,066	$27,277

During the quarter ended March 31, 2025, two portfolios of residential mortgage loans totaling $18.1 million were sold.

Noninterest Expense

Noninterest expense for the quarter ended March 31, 2026 totaled $8.3 million and increased $569,000, or 7.4%, compared to $7.7 million for the prior quarter. The increase in noninterest expense was primarily due to a $545,000 increase in salaries and employee benefits. The increase in salaries and employee benefits was driven by a $352,000 increase in payroll tax expense and 401(k) match expense, which on a percentage basis are higher in the first quarter of the year.

Noninterest expense for the quarter ended March 31, 2026 increased $357,000, or 4.5%, compared to $8.0 million for the quarter ended March 31, 2025. The increase in noninterest expense was primarily due to a $292,000 increase in advertising and promotion expense. Advertising costs during the first quarter of 2026 were roughly double what we would expect going forward, as we tested several additional marketing campaigns.

Income Tax Expense

Income tax expense was $868,000 for the quarter ended March 31, 2026 (effective tax rate of 14.7%), compared to $1.1 million for the prior quarter (effective tax rate of 16.1%) and $1.1 million for the quarter ended March 31, 2025 (effective tax rate of 20.6%).

Loans and Loans Held For Sale

Gross loans and leases totaled $1.8 billion at March 31, 2026 and increased $23.4 million, or 1.3%, from December 31, 2025. The increase in loans and leases balances from the prior quarter was primarily due to a $17.1 million increase in commercial real estate loan balances, an $8.7 million increase in commercial and industrial (C&I) loan balances, and an $8.3 million increase in construction loan balances, partially offset by a $10.5 million decrease in single-family residential loan balances.

The following table presents the principal balance outstanding of loans and leases for certain non-owner-occupied loan types (in thousands).

	March 31, 2026	December 31, 2025
Construction – 1-4 family*	$14,798	$16,535
Construction – Multi-family*	179,490	173,567
Construction – Non-residential*	23,273	19,415
Hotel/Motel	11,374	11,702
Industrial / Warehouse	65,642	64,767
Land/Land Development	38,952	40,789
Medical/Healthcare/Senior Housing	1,293	1,330
Multi-family	227,602	244,370
Office	39,479	45,925
Retail	117,519	88,484
Other	11,931	8,121

* CFBank possesses a core competency and deep expertise in Construction Lending. The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $20.3 million, or 1.14% of total loans at March 31, 2026, an increase of $5.0 million from $15.3 million at December 31, 2025, and an increase of $5.8 million from $14.5 million at March 31, 2025. The increase in nonperforming loans during the first quarter of 2026 included the addition of one non-core (non-customer) commercial and industrial (C&I) loan for $5.0 million. Of the $20.3 million of nonaccrual loans at March 31, 2026, $5.1 million was guaranteed by the SBA.

Loans 30 days or more past due totaled $17.5 million at March 31, 2026, compared to $12.9 million at December 31, 2025 and $11.4 million at March 31, 2025. The increase in loans 30 days or more past due during the first quarter of 2026 was driven by the addition of the aforementioned non-core loan for $5.0 million.

The allowance for credit losses on loans and leases totaled $18.6 million at March 31, 2026, compared to $17.7 million at December 31, 2025 and $17.8 million at March 31, 2025. The ratio of the allowance for credit losses on loans and leases to total loans and leases was 1.05% at March 31, 2026 compared to 1.01% at both December 31, 2025 and March 31, 2025.

There was $604,000 in provision for credit losses expense for the quarter ended March 31, 2026, compared to $1.2 million for the quarter ended December 31, 2025 and $582,000 for the quarter ended March 31, 2025. Net charge-offs for the quarter ended March 31, 2026 totaled $16,000, compared to net charge-offs of $131,000 for the prior quarter and net charge-offs of $23,000 for the quarter ended March 31, 2025.

Deposits

Deposits totaled $1.8 billion at March 31, 2026, an increase of $28.8 million, or 1.6%, from December 31, 2025, and an increase of $25.8 million, or 1.4%, from March 31, 2025. The increase when compared to December 31, 2025 was primarily due to a $73.7 million increase in interest-bearing account balances, partially offset by a $44.9 million decrease in noninterest-bearing account balances. The increase when compared to March 31, 2025 was primarily due to a $76.9 million increase in interest-bearing account balances, partially offset by a $51.2 million decrease in noninterest-bearing accounts balances.

At March 31, 2026, approximately 29.8% of our deposit balances exceeded the FDIC insurance limit of $250,000, as compared to approximately 29.5% at December 31, 2025 and approximately 31.1% at March 31, 2025.

Borrowings

FHLB advances and other debt totaled $101.0 million at March 31, 2026, compared to $101.0 million at December 31, 2025 and $92.7 million at March 31, 2025. The increase when compared to March 31, 2025 was primarily due to a $10.0 million increase in the outstanding balance on the holding company credit facility.

Capital

Stockholders’ equity totaled $189.0 million at March 31, 2026, an increase of $4.6 million, or 2.5%, when compared to $184.4 million at December 31 2025, and an increase of $16.3 million, or 9.4%, from $172.7 million at March 31, 2025. The increase in total stockholders’ equity during the three months ended March 31, 2026 was primarily attributed to net income, partially offset by $583,000 in dividend payments.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR). PPNR is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non- GAAP financial measure because it excludes the provision for (recovery of) credit losses and all gains and losses included in net income. Management uses this "non-GAAP" financial measure in its analysis of the Company’s performance and believes that this non-GAAP financial measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods and peers.

Disclosures of non-GAAP financial measures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the “Company”) is a bank holding company that owns 100% of the stock of CFBank, National Association (“CFBank”). CFBank is a nationally chartered boutique Commercial bank operating primarily in Five (5) Major Metro Markets: Columbus, Cleveland, Cincinnati, and Akron Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products. CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of the Company or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation those risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2025.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this press release speak only as of the date hereof. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income

($ in thousands, except share data)

(unaudited)	Three months ended
	March 31,
	2026	2025	% change
Total interest income	$28,130	$29,200	-4%
Total interest expense	14,810	16,291	-9%
Net interest income	13,320	12,909	3%

Provision for credit losses
Provision for credit losses-loans	979	352	178%
Provision for credit losses-unfunded commitments	(375)	230	-263%
	604	582	4%
Net interest income after provision for credit losses	12,716	12,327	3%

Noninterest income
Service charges on deposit accounts	839	667	26%
Net gain on sales of residential mortgage loans	145	114	27%
Net loss on sales of commercial loans	—	(18)	n/m
Net loss on sale of equity security	—	(103)	n/m
Swap fee income	30	—	n/m
Other	473	546	-13%
Noninterest income	1,487	1,206	23%

Noninterest expense
Salaries and employee benefits	4,328	4,183	3%
Occupancy and equipment	427	434	-2%
Data processing	769	674	14%
Franchise and other taxes	386	303	27%
Professional fees	819	787	4%
Director fees	167	177	-6%
Postage, printing, and supplies	48	49	-2%
Advertising and marketing	336	44	664%
Telephone	45	55	-18%
Loan expenses	198	325	-39%
Foreclosed assets, net	4	1	300%
Depreciation	123	118	4%
FDIC premiums	385	546	-29%
Regulatory assessment	45	65	-31%
Other insurance	50	46	9%
Other	181	147	23%
Noninterest expense	8,311	7,954	4%

Income before income taxes	5,892	5,579	6%
Income tax expense	868	1,149	-24%
Net income	5,024	4,430	13%
Earnings allocated to participating securities (Series D preferred stock)	(155)	(136)	n/m
Net Income attributable to common stockholders	$4,869	$4,294	13%

Share Data
Basic earnings per common share	$0.77	$0.68
Diluted earnings per common share	$0.77	$0.68

Average common shares outstanding - basic	6,286,297	6,285,649
Average common shares outstanding - diluted	6,308,071	6,285,649

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2026	2025	2025	2025	2025
Assets
Cash and cash equivalents	$267,759	$258,972	$272,361	$275,684	$240,986
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	17,395	17,496	9,199	8,996	8,793
Equity securities	—	—	—	-	-
Loans held for sale	3,634	5,611	2,484	1,613	3,505
Loans and leases	1,779,903	1,756,532	1,745,125	1,773,930	1,767,942
Less allowance for credit losses on loans and leases	(18,641)	(17,678)	(16,841)	(19,122)	(17,803)
Loans and leases, net	1,761,262	1,738,854	1,728,284	1,754,808	1,750,139
FHLB and FRB stock	8,364	8,354	8,343	8,031	8,022
Foreclosed assets, net	—	-	-	524	524
Premises and equipment, net	3,533	3,547	3,616	3,469	3,472
Operating lease right of use assets	5,859	5,680	5,848	5,760	5,925
Bank owned life insurance	28,294	28,049	27,810	27,573	27,341
Accrued interest receivable and other assets	49,576	50,658	52,972	46,979	45,874
Total assets	$2,145,776	$2,117,321	$2,111,017	$2,133,537	$2,094,681

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$240,645	$285,523	$277,629	$296,348	$291,800
Interest bearing	1,568,797	1,495,166	1,500,977	1,513,500	1,491,889
Total deposits	1,809,442	1,780,689	1,778,606	1,809,848	1,783,689
FHLB advances and other debt	100,973	100,964	100,956	100,947	92,689
Advances by borrowers for taxes and insurance	1,292	2,523	1,479	374	1,346
Operating lease liabilities	6,071	5,878	6,033	5,932	6,083
Accrued interest payable and other liabilities	23,995	27,802	29,623	24,394	23,183
Subordinated debentures	15,048	15,039	15,029	15,019	15,009
Total liabilities	1,956,821	1,932,895	1,931,726	1,956,514	1,921,999

Stockholders' equity	188,955	184,426	179,291	177,023	172,682
Total liabilities and stockholders' equity	$2,145,776	$2,117,321	$2,111,017	$2,133,537	$2,094,681

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$17,523	$187	3.89%	$13,473	$125	3.27%	$13,632	$139	3.49%
Loans and leases and loans held for sale (3)	1,738,056	25,809	5.94%	1,725,629	27,153	6.29%	1,747,968	26,815	6.14%
Other earning assets	217,500	1,992	3.66%	260,562	2,641	4.05%	183,421	2,072	4.52%
FHLB and FRB stock	8,358	142	6.80%	8,349	148	7.09%	8,151	174	8.54%
Total interest-earning assets	1,981,437	28,130	5.67%	2,008,013	30,067	5.98%	1,953,172	29,200	5.97%
Noninterest-earning assets	100,204			102,813			99,873
Total assets	$2,081,641			$2,110,826			$2,053,045

Interest-bearing liabilities:
Deposits	$1,513,330	$13,484	3.56%	$1,493,254	$14,379	3.85%	$1,465,045	$15,253	4.16%
FHLB advances and other borrowings	116,014	1,326	4.57%	115,995	1,365	4.71%	107,690	1,038	3.86%
Total interest-bearing liabilities	1,629,344	14,810	3.64%	1,609,249	15,744	3.91%	1,572,735	16,291	4.14%

Noninterest-bearing liabilities	265,120			319,265			309,457
Total liabilities	1,894,464			1,928,514			1,882,192

Equity	187,177			182,312			170,853
Total liabilities and equity	$2,081,641			$2,110,826			$2,053,045

Net interest-earning assets	$352,093			$398,764			$380,437
Net interest income/interest rate spread		$13,320	2.03%		$14,323	2.07%		$12,909	1.83%
Net interest margin			2.69%			2.85%			2.64%
Average interest-earning assets
to average interest-bearing liabilities	121.61%			124.78%			124.19%

(1)
Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)
Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)
Average balance is computed using the recorded investment in loans net of the allowance for credit losses on loans and leases and includes nonperforming loans and leases.

Consolidated Financial Highlights

	At or for the three months ended
($ in thousands except per share data)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2026	2025	2025	2025	2025
Earnings and Dividends
Net interest income	$13,320	$14,323	$13,790	$14,001	$12,909
Provision for credit losses	$604	$1,169	$5,069	$1,427	$582
Noninterest income	$1,487	$1,423	$1,718	$1,580	$1,206
Noninterest expense	$8,311	$7,742	$7,726	$7,754	$7,954
Net income	$5,024	$5,736	$2,340	$5,035	$4,430
Basic earnings per common share	$0.77	$0.88	$0.36	$0.77	$0.68
Diluted earnings per common share	$0.77	$0.88	$0.36	$0.77	$0.68
Dividends declared per share	$0.09	$0.08	$0.08	$0.07	$0.07

Performance Ratios (annualized)
Return on average assets	0.97%	1.09%	0.45%	0.97%	0.86%
Return on average equity	10.74%	12.59%	5.20%	11.47%	10.37%
Average yield on interest-earning assets	5.67%	5.98%	6.08%	6.13%	5.97%
Average rate paid on interest-bearing liabilities	3.64%	3.91%	4.12%	4.16%	4.14%
Average interest rate spread	2.03%	2.07%	1.96%	1.97%	1.83%
Net interest margin, fully taxable equivalent	2.69%	2.85%	2.76%	2.83%	2.64%
Efficiency ratio (3)	56.13%	49.17%	49.82%	49.77%	55.94%
Noninterest expense to average assets	1.60%	1.47%	1.47%	1.49%	1.55%

Capital
Tier 1 capital leverage ratio (1)	11.76%	11.40%	11.19%	11.20%	10.55%
Total risk-based capital ratio (1)	15.15%	15.02%	14.88%	14.69%	13.76%
Tier 1 risk-based capital ratio (1)	13.95%	13.85%	13.74%	13.45%	12.59%
Common equity tier 1 capital to risk weighted assets (1)	13.95%	13.85%	13.74%	13.45%	12.59%
Equity to total assets at end of period	8.81%	8.71%	8.49%	8.30%	8.24%
Book value per common share	$28.20	$27.87	$26.99	$26.63	$25.86
Tangible book value per common share (2)	$28.20	$27.87	$26.99	$26.63	$25.86
Period-end market value per common share	$27.91	$24.95	$23.95	$23.97	$22.04
Period-end common shares outstanding	6,499,617	6,418,349	6,443,775	6,447,692	6,476,759
Average basic common shares outstanding	6,286,297	6,281,531	6,292,698	6,300,427	6,285,649
Average diluted common shares outstanding	6,308,071	6,350,488	6,346,243	6,344,833	6,285,649
Asset Quality
Nonperforming loans	$20,313	$15,329	$10,034	$16,632	$14,563
Nonperforming loans to total loans	1.14%	0.87%	0.57%	0.94%	0.82%
Nonperforming assets to total assets	0.95%	0.72%	0.48%	0.80%	0.72%
Allowance for credit losses on loans and leases to total loans and leases	1.05%	1.01%	0.97%	1.08%	1.01%
Allowance for credit losses on loans and leases to nonperforming loans and leases	91.77%	115.32%	167.84%	114.97%	122.25%
Net charge-offs (recoveries)	$16	$131	$7,099	$51	$23
Annualized net charge-offs (recoveries) to average loans	0.00%	0.03%	1.62%	0.01%	0.01%

Average Balances
Loans	$1,753,016	$1,739,982	$1,750,950	$1,775,865	$1,763,827
Assets	$2,081,641	$2,110,826	$2,101,048	$2,074,933	$2,053,045
Stockholders' equity	$187,177	$182,312	$179,867	$175,589	$170,853

(1)
Regulatory capital ratios of CFBank
(2)
There are no differences between book value per common share and tangible book value per common share since the Company does not have any intangible assets.
(3)
The efficiency ratio equals noninterest expense (excluding amortization of intangibles and foreclosed asset writedowns) divided by net interest income plus noninterest income (excluding gains or losses on securities transactions).

NON-GAAP FINANCIAL MEASURE

The following non-GAAP financial measure used by the Company provides information useful to investors in understanding the Company's operating performance and trends and facilitates comparisons with the performance of peers. The following table summarizes the non-GAAP financial measure derived from amounts reported in the Company’s consolidated financial statements:

Pre-provision, pre-tax net revenue ("PPNR")

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Net income	$5,024	$5,736	$4,430
Add: Provision for credit losses	604	1,169	582
Add: Income tax expense	868	1,099	1,149
Pre-provision, pre-tax net revenue	$6,496	$8,004	$6,161